Filed Pursuant to Rule 433

Registration Nos. 333-177588

333-177588-01

SHELL INTERNATIONAL FINANCE B.V.

1.900% Guaranteed Notes due 2018

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 7, 2013

US$1,500,000,000 1.900% Guaranteed Notes due 2018:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	1.900% Guaranteed Notes due 2018 (the “2018 Notes”)

Total principal amount being issued:	US$1,500,000,000

Denominations:	The 2018 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	August 12, 2013

Guarantee:	Payment of the principal of and interest on the 2018 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	August 10, 2018

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	1.900% per annum

Date interest starts accruing:	August 12, 2013

Interest payment dates:	February 10 and August 10 of each year, subject to the Day Count Convention.

First interest payment date:	February 10, 2014

Benchmark Treasury:	1.375% due July 31, 2018

Benchmark Treasury yield:	1.364%

Spread to Benchmark Treasury:	55 bps

Yield to maturity:	1.914%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2018 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	January 25 and July 25 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2018 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2018 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2018 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2018 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2018 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2018 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 7, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2018 Notes issued pursuant to the prospectus supplement. These additional 2018 Notes will be deemed part of the same series as the 2018 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2018 Notes the right to vote together with holders of the 2018 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.934%; Total: $1,499,010,000

Proceeds, before expenses, to Issuer:	Per Note: 99.794%; Total: $1,496,910,000

Changes to the Preliminary Prospectus Supplement:	The Issuer has agreed to issue and sell, subject to certain conditions, $1,500,000,000 of 1.900% Guaranteed Notes due 2018, $1,000,000,000 of 3.400% Guaranteed Notes due 2023 and $1,250,000,000 of 4.550% Guaranteed Notes due 2043 (collectively, the “notes”).

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AW2

ISIN:	US822582AW21

SHELL INTERNATIONAL FINANCE B.V.

3.400% Guaranteed Notes due 2023

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 7, 2013

US$1,000,000,000 3.400% Guaranteed Notes due 2023:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	3.400% Guaranteed Notes due 2023 (the “2023 Notes”)

Total principal amount being issued:	US$1,000,000,000

Denominations:	The 2023 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	August 12, 2013

Guarantee:	Payment of the principal of and interest on the 2023 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	August 12, 2023

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.400% per annum

Date interest starts accruing:	August 12, 2013

Interest payment dates:	February 12 and August 12 of each year, subject to the Day Count Convention.

First interest payment date:	February 12, 2014

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury yield:	2.595%

Spread to Benchmark Treasury:	83 bps

Yield to maturity:	3.425%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2023 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	January 27 and July 27 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2023 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2023 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2023 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2023 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2023 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2023 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 7, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2023 Notes issued pursuant to the prospectus supplement. These additional 2023 Notes will be deemed part of the same series as the 2023 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2023 Notes the right to vote together with holders of the 2023 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.790%; Total: $997,900,000

Proceeds, before expenses, to Issuer:	Per Note: 99.590%; Total: $995,900,000

Changes to the Preliminary Prospectus Supplement:	The Issuer has agreed to issue and sell, subject to certain conditions, $1,500,000,000 of 1.900% Guaranteed Notes due 2018, $1,000,000,000 of 3.400% Guaranteed Notes due 2023 and $1,250,000,000 of 4.550% Guaranteed Notes due 2043 (collectively, the “notes”).

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AX0

ISIN:	US822582AX04

SHELL INTERNATIONAL FINANCE B.V.

4.550% Guaranteed Notes due 2043

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated August 7, 2013

US$1,250,000,000 4.550% Guaranteed Notes due 2043:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	4.550% Guaranteed Notes due 2043 (the “2043 Notes”)

Total principal amount being issued:	US$1,250,000,000

Denominations:	The 2043 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	August 12, 2013

Guarantee:	Payment of the principal of and interest on the 2043 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	August 12, 2043

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	4.550% per annum

Date interest starts accruing:	August 12, 2013

Interest payment dates:	February 12 and August 12 of each year, subject to the Day Count Convention.

First interest payment date:	February 12, 2014

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury yield:	3.672%

Spread to Benchmark Treasury:	92 bps

Yield to maturity:	4.592%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2043 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	January 27 and July 27 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2043 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2043 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2043 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2043 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such series of 2043 Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2043 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated August 7, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2043 Notes issued pursuant to the prospectus supplement. These additional 2043 Notes will be deemed part of the same series as the 2043 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2043 Notes the right to vote together with holders of the 2043 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.320%; Total: $1,241,500,000

Proceeds, before expenses, to Issuer:	Per Note: 98.870%; Total: $1,235,875,000

Changes to the Preliminary Prospectus Supplement:	The Issuer has agreed to issue and sell, subject to certain conditions, $1,500,000,000 of 1.900% Guaranteed Notes due 2018, $1,000,000,000 of 3.400% Guaranteed Notes due 2023 and $1,250,000,000 of 4.550% Guaranteed Notes due 2043 (collectively, the “notes”).

Underwriters:	Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

CUSIP Number:	822582 AY8

ISIN:	US822582AY86

* * * * * * * *

The Issuer estimates that the expenses in connection with the offering of the 2018 Notes, the 2023 Notes, and the 2043 Notes, other than the underwriting discount, will be as follows:

SEC Registration Fee	$511,500
Printing	14,500
Legal Fees and Expenses	99,500
Accounting Fees and Expenses	53,700
NYSE Listing Fees	10,000
Trustee’s Fees and Expenses	7,850

Total	$697,050

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or emailing barclaysprospectus@broadridge.com, or by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4011 or emailing prospectus.CPDG@db.com or by calling Morgan Stanley & Co. LLC toll-free at 1-888-718-1649.